Exhibit 99.1

Pitney Bowes Announces First Quarter 2014 Results

STAMFORD, Conn.--(BUSINESS WIRE)--April 30, 2014--Pitney Bowes Inc. (NYSE:PBI) today reported financial results for the first quarter 2014.

Highlights

  First quarter results from continuing operations exclude $16 million in revenue and $0.01 in EPS for the Canadian Document Imaging Solutions (DIS) business, which is reflected as a discontinued operation
  Revenue of $937 million, growth of 3 percent over prior year
  Adjusted EPS of $0.42, growth of 15 percent over prior year, excludes debt extinguishment costs of $0.19 per share and restructuring charges of $0.03 per share
  GAAP EPS from continuing operations of $0.21; GAAP EPS of $0.22
  Free cash flow of $138 million; cash from operations of $106 million
  Despite the sale of the DIS business, the Company reaffirms its revenue growth rate, adjusted EPS and free cash flow guidance for the year; updates GAAP EPS from continuing operations guidance
  Issued $500 million of 10-year bonds and retired $500 million of debt

“We delivered another solid quarter and our actions are beginning to support our long-term economic model,” said Marc B. Lautenbach, President and CEO, Pitney Bowes. “Our core mailing businesses continued to improve and stabilize, and our Digital Commerce business posted another excellent quarter of double-digit revenue growth.

“We are off to a good start to the year,” Lautenbach continued. “The decisions we made and the actions we have taken over the past 15 months are beginning to pay off. While we have more to do, we are confident in our ability to continue to execute and deliver on our long-term financial model. Our strategy is the right one and we remain well-positioned to further capitalize on the changes in the marketplace and the requirements of our clients.”

FIRST QUARTER 2013 RESULTS

Results for the quarter reflect the DIS business as a discontinued operation. Revenue from continuing operations in the first quarter totaled $937 million, growth of 3 percent on both a reported and constant currency basis when compared to the prior year. Revenue results in the first quarter reflect the ongoing improvement in trends that the Company started to experience in 2013. Revenue for the quarter benefited from 23 percent growth in the Digital Commerce Solutions segment and from 1 percent growth in the Enterprise Business Solutions group. Revenue in the Small and Medium Business (SMB) Solutions group declined just 1 percent, which reflects the continued stabilization of revenue for this business.

Adjusted earnings per diluted share from continuing operations for the first quarter were $0.42.

First quarter earnings per diluted share from continuing operations, on a Generally Accepted Accounting Principles (GAAP) basis were $0.21. GAAP earnings per diluted share from continuing operations include a charge of $0.19 per share related to debt extinguishment costs associated with the debt tender in the quarter. Results also include restructuring charges of $0.03 per share associated with the previously announced cost reduction plans.

GAAP earnings per diluted share of $0.22 include income from discontinued operations of $0.01 per share.

Earnings Per Share Reconciliation*	Q1 2014	Q1 2013
Adjusted EPS from continuing operations	$0.42	$0.37
Extinguishment of debt	($0.19)	($0.08)
Restructuring charges	($0.03)	-
GAAP EPS from continuing operations	$0.21	$0.29
Discontinued operations – income (loss)	$0.01	$0.04
GAAP EPS	$0.22	$0.33

* The sum of the earnings per share may not equal the totals above due to rounding.

FREE CASH FLOW RESULTS

Free cash flow for the quarter was $138 million, while on a GAAP basis, the Company generated $106 million in cash from operations. In comparison to the prior year, free cash flow benefited from higher adjusted net income and the timing of tax payments. During the quarter, the Company used $38 million of cash for dividends and $19 million for restructuring payments.

During the quarter, the Company issued $500 million of 10-year bonds and used the proceeds to retire $500 million of debt.

BUSINESS SEGMENT REPORTING

The Company has reclassified current and prior period results, associated with its shipping solutions, from the SMB Solutions group to the Digital Commerce Solutions segment. The Company’s business segment reporting reflects the clients served in each market and the way it is now managing these segments for growth and profitability. The reporting segment groups are: Small & Medium Business (SMB) Solutions group; Enterprise Business Solutions group; and the Digital Commerce Solutions segment.

The Small and Medium Business (SMB) Solutions group offers mailing equipment, financing, services and supplies for small and medium businesses to efficiently create mail and evidence postage. This group includes the North America Mailing and International Mailing segments. North America Mailing includes the operations of U.S. and Canada Mailing. International Mailing includes all other SMB operations around the world.

The Enterprise Business Solutions group provides mailing equipment and services for large enterprise clients to process mail, including sortation services to qualify large mail volumes for postal worksharing discounts. This group includes the global Production Mail and Presort Services segments.

The Digital Commerce Solutions segment leverages digital and mobile channels that make the Company’s clients’ customer-facing functions more effective. This segment includes software, marketing services, a digital document exchange, shipping and ecommerce solutions.

SMB Solutions Group

	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$534 million	(1%)	(1%)
EBIT	$185 million	12%

Within the SMB Solutions Group:

North America Mailing
	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$381 million	(2%)	(1%)
EBIT	$160 million	8%

Within the North America Mailing results, equipment sales revenue benefited from 2 percent growth in the U.S., which was more than offset by lower equipment sales in Canada. This was the second consecutive quarter of positive growth in U.S. equipment sales, which benefited from the Company’s go-to-market strategy. Recurring revenue streams declined at a lesser rate than prior year due to growth in supplies revenue and a moderation in the decline in financing and rentals revenue, continuing a trend of year-over-year improvement. Overall, North America Mailing revenue declined at the lowest rate in more than 5 years.

EBIT margin improved during the quarter due to the new go-to-market strategy and additional cost reduction initiatives.

International Mailing
	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$153 million	0%	(1%)
EBIT	$25 million	43%

International Mailing revenue benefited from growth in supplies, offset by a decline in rentals revenue, largely in France, due primarily to a migration from the rental of equipment to financing of equipment. Financing revenue was slightly positive in the quarter. EBIT margin improved versus the prior year due to the mix of products and cost reduction initiatives.

Enterprise Business Solutions Group

	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$222 million	1%	1%
EBIT	$32 million	1%

Within the Enterprise Business Solutions Group:

Worldwide Production Mail
	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$105 million	(4%)	(4%)
EBIT	$8 million	(1%)

Production Mail revenue was impacted by fewer production print installations during the quarter compared to the prior year. However, revenue benefited from increased sales of inserting and sortation equipment, as well as ongoing growth in supplies. EBIT margin improved due to the greater mix of higher-margin inserting systems sold in the quarter and cost reduction initiatives.

Presort Services
	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$116 million	5%	5%
EBIT	$24 million	2%

Presort Services revenue benefited from an increase in First Class mail volume processed as well as higher revenue related to improved qualification of presorted mail for postal rate discounts. EBIT increased on revenue growth but EBIT margin declined versus the prior year in part due to costs associated with the consolidation of two processing facilities in Pennsylvania, which will result in improved future operating efficiencies.

Digital Commerce Solutions

	1Q 2014	Y-O-Y Change	Change ex Currency
Revenue	$181 million	23%	23%
EBIT	$10 million	N/M

Digital Commerce Solutions revenue benefited primarily from continued strong growth in the Company’s ecommerce solutions for cross-border package delivery. The Company also experienced growth in its software license and marketing services revenues. EBIT margin increased as a result of the operating leverage related to the scaling of the ecommerce business, which was partially offset by the continued investments in ecommerce technology and infrastructure. EBIT margin was also impacted by the investment in the software channel specialization.

2014 GUIDANCE

This guidance discusses future results which are inherently subject to unforeseen risks and developments. As such, discussions about the business outlook should be read in the context of an uncertain future, as well as the risk factors identified in the safe harbor language at the end of this release and as more fully outlined in the Company's 2013 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission.

Despite the sale of its DIS business, which contributed $0.01 per share to discontinued operations in the first quarter on a GAAP basis, the Company is reaffirming its full year guidance for revenue growth rate, adjusted earnings per share and free cash flow.

The Company still expects:

  2014 revenue growth rate, excluding the impacts of currency, to be in a range of a one percent decline to two percent growth when compared to 2013;
  Adjusted earnings per diluted share to be in the range of $1.75 to $1.90;
  Free cash flow to be in the range of $475 million to $575 million.

The Company now expects GAAP earnings per diluted share from continuing operations to be in the range of $1.53 to $1.68, which reflects the following first quarter charges:

  Debt extinguishment costs of $0.19 per share;
  Restructuring costs of $0.03 per share.

This guidance excludes any further actions that are under consideration by the Company to streamline its operations and further reduce its cost structure.

Conference Call and Webcast

Management of Pitney Bowes will discuss the Company’s results in a broadcast over the Internet today at 8:00 a.m. EDT. Instructions for listening to the earnings results via the Web are available on the Investor Relations page of the Company’s web site at www.pb.com.

About Pitney Bowes

Pitney Bowes provides technology solutions for small, mid-size and large firms that help them connect with customers to build loyalty and grow revenue. Many of the company’s solutions are delivered on open platforms to best organize, analyze and apply both public and proprietary data to two-way customer communications. Pitney Bowes includes direct mail, transactional mail and call center communications in its solution mix along with digital channel messaging for the Web, email and mobile applications.

Pitney Bowes: Every connection is a new opportunity™ www.pb.com

The Company's financial results are reported in accordance with generally accepted accounting principles (GAAP). The Company uses measures such as adjusted earnings per share, adjusted income from continuing operations and free cash flow to exclude the impact of special items like restructuring charges, tax adjustments, and goodwill and asset write-downs, because, while these are actual Company expenses, they can mask underlying trends associated with its business. Such items are often inconsistent in amount and frequency and as such, the adjustments allow an investor greater insight into the current underlying operating trends of the business.

The use of free cash flow provides investors insight into the amount of cash that management could have available for other discretionary uses. It adjusts GAAP cash from operations for capital expenditures, as well as special items like cash used for restructuring charges, unusual tax settlements or payments and contributions to its pension funds. Management uses segment EBIT to measure profitability and performance at the segment level. EBIT is determined by deducting the related costs and expenses attributable to the segment. Segment EBIT excludes interest, taxes, general corporate expenses not allocated to a particular business segment, restructuring charges and goodwill and asset impairments, which are recognized on a consolidated basis. In addition, financial results are presented on a constant currency basis to exclude the impact of changes in foreign currency exchange rates since the prior period under comparison. Constant currency measures are intended to help investors better understand the underlying operational performance of the business excluding the impacts of shifts in currency exchange rates over the intervening period.

Pitney Bowes has provided a quantitative reconciliation to GAAP in supplemental schedules. This information may also be found at the Company's web site www.pb.com/investorrelations.

This document contains “forward-looking statements” about its expected or potential future business and financial performance. For us forward-looking statements include, but are not limited to, statements about its future revenue and earnings guidance and other statements about future events or conditions. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to: mail volumes; the uncertain economic environment; timely development, market acceptance and regulatory approvals, if needed, of new products; fluctuations in customer demand; changes in postal regulations; interrupted use of key information systems; management of outsourcing arrangements; the implementation of a new enterprise resource planning system; changes in business portfolio; foreign currency exchange rates; changes in our credit ratings; management of credit risk; changes in interest rates; the financial health of national posts; and other factors beyond its control as more fully outlined in the Company's 2013 Form 10-K Annual Report and other reports filed with the Securities and Exchange Commission. Pitney Bowes assumes no obligation to update any forward-looking statements contained in this document as a result of new information, events or developments.

Note: Consolidated statements of income; revenue and EBIT by business segment; and reconciliation of GAAP to non-GAAP measures for the three months ended March 31, 2014 and 2013, and consolidated balance sheets at March 31, 2014 and December 31, 2013 are attached.

Pitney Bowes Inc.
Consolidated Statements of Income
(Unaudited)

(Dollars in thousands, except per share data)
	Three months ended March 31,
	2014	2013
Revenue:
Equipment sales	$189,056	$196,767
Supplies	79,517	73,218
Software	91,555	87,012
Rentals	123,579	129,114
Financing	110,050	113,887
Support services	158,252	162,589
Business services	185,488	146,776

Total revenue	937,497	909,363

Costs and expenses:
Cost of equipment sales	82,534	94,543
Cost of supplies	24,154	22,846
Cost of software	30,164	24,791
Cost of rentals	25,444	26,398
Financing interest expense	19,653	19,019
Cost of support services	98,981	102,529
Cost of business services	128,936	102,355
Selling, general and administrative	351,375	351,654
Research and development	26,192	29,251
Restructuring charges	9,841	-
Other interest expense	24,917	30,739
Interest income	(853)	(1,748)
Other expense, net	61,657	25,121

Total costs and expenses	882,995	827,498

Income from continuing operations before income taxes	54,502	81,865

Provision for income taxes	8,036	17,795

Income from continuing operations	46,466	64,070

Income from discontinued operations, net of tax	2,801	8,030

Net income before attribution of noncontrolling interests	49,267	72,100

Less: Preferred stock dividends of subsidiaries attributable
to noncontrolling interests	4,594	4,594

Net income - Pitney Bowes Inc.	$44,673	$67,506

Amounts attributable to common stockholders:
Income from continuing operations	$41,872	$59,476
Income from discontinued operations	2,801	8,030

Net income - Pitney Bowes Inc.	$44,673	$67,506

Basic earnings per share attributable to common stockholders (1):
Continuing operations	0.21	0.30
Discontinued operations	0.01	0.04

Net income - Pitney Bowes Inc.	$0.22	$0.34

Diluted earnings per share attributable to common stockholders (1):
Continuing operations	0.21	0.29
Discontinued operations	0.01	0.04

Net income - Pitney Bowes Inc.	$0.22	$0.33

(1)	The sum of the earnings per share amounts may not equal the totals above due to rounding.

(2)	Certain prior year amounts have been reclassified to conform to the current year presentation.

Pitney Bowes Inc.
Consolidated Balance Sheets
(Unaudited in thousands, except per share data)

Assets	March 31, 2014	December 31, 2013
Current assets:
Cash and cash equivalents	$903,342	$907,806
Short-term investments	27,060	31,128

Accounts receivable, gross	444,149	482,949
Allowance for doubtful accounts receivable	(13,900)	(13,149)
Accounts receivable, net	430,249	469,800

Finance receivables	1,095,183	1,127,261
Allowance for credit losses	(23,607)	(24,340)
Finance receivables, net	1,071,576	1,102,921

Inventories	100,956	103,580
Current income taxes	30,006	28,934
Other current assets and prepayments	125,065	147,067
Assets held for sale	127,038	46,976

Total current assets	2,815,292	2,838,212

Property, plant and equipment, net	237,901	245,171
Rental property and equipment, net	219,512	226,146

Finance receivables	886,853	974,972
Allowance for credit losses	(12,014)	(12,609)
Finance receivables, net	874,839	962,363

Investment in leveraged leases	33,690	34,410
Goodwill	1,726,596	1,734,871
Intangible assets, net	110,878	120,387
Non-current income taxes	69,008	73,751
Other assets	543,620	537,397

Total assets	$6,631,336	$6,772,708

Liabilities, noncontrolling interests and stockholders' equity
Current liabilities:
Accounts payable and accrued liabilities	$1,484,250	$1,644,582
Current income taxes	163,080	157,340
Notes payable and current portion of long-term obligations	274,879	-
Advance billings	466,410	425,833
Liabilities related to assets held for sale	1,116	-

Total current liabilities	2,389,735	2,227,755

Deferred taxes on income	58,975	60,667
Tax uncertainties and other income tax liabilities	187,423	186,452
Long-term debt	3,066,690	3,346,295
Other non-current liabilities	442,365	466,766

Total liabilities	6,145,188	6,287,935

Noncontrolling interests (Preferred stockholders' equity in subsidiaries)	296,370	296,370

Stockholders' equity:
Cumulative preferred stock, $50 par value, 4% convertible	1	4
Cumulative preference stock, no par value, $2.12 convertible	563	591
Common stock, $1 par value	323,338	323,338
Additional paid-in-capital	170,038	196,977
Retained Earnings	4,705,475	4,698,791
Accumulated other comprehensive loss	(573,333)	(574,556)
Treasury Stock, at cost	(4,436,304)	(4,456,742)

Total Pitney Bowes Inc. stockholders' equity	189,778	188,403

Total liabilities, noncontrolling interests and stockholders' equity	$6,631,336	$6,772,708

Pitney Bowes Inc.
Revenue and EBIT
Business Segments
March 31, 2014
(Unaudited)

(Dollars in thousands)	Three Months Ended March 31,
			%
	2014	2013	Change
Revenue

North America Mailing	$381,027	388,836	-2%
International Mailing	153,268	152,976	0%
Small & Medium Business Solutions	534,295	541,812	-1%

Production Mail	105,216	109,453	-4%
Presort Services	116,491	110,900	5%
Enterprise Business Solutions	221,707	220,353	1%

Digital Commerce Solutions	181,495	147,198	23%

Total revenue	$937,497	$909,363	3%

EBIT (1)

North America Mailing	$160,338	$148,458	8%
International Mailing	24,819	17,390	43%
Small & Medium Business Solutions	185,157	165,848	12%

Production Mail	7,737	7,832	-1%
Presort Services	23,896	23,488	2%
Enterprise Business Solutions	31,633	31,320	1%

Digital Commerce Solutions	9,531	(279)	N/M

Total EBIT	$226,321	$196,889	15%

Unallocated amounts:
Interest, net (2)	(43,717)	(48,010)
Corporate and other expenses	(56,604)	(41,893)
Restructuring charges	(9,841)	-
Other expense, net	(61,657)	(25,121)

Income from continuing operations before income taxes	$54,502	$81,865

(1)	Earnings before interest and taxes (EBIT) excludes general corporate expenses and restructuring charges.

(2)	Interest, net includes financing interest expense, other interest expense and interest income.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

GAAP income from continuing operations
after income taxes, as reported	$41,872	$59,476
Restructuring charges	6,681	-
Extinguishment of debt	37,833	15,325
Income from continuing operations
after income taxes, as adjusted	$86,386	$74,801

GAAP diluted earnings per share from
continuing operations, as reported	$0.21	$0.29
Restructuring charges	0.03	-
Extinguishment of debt	0.19	0.08
Diluted earnings per share from continuing
operations, as adjusted	$0.42	$0.37

GAAP net cash provided by operating activities,
as reported	$105,616	$132,160
Capital expenditures	(30,143)	(38,839)
Restructuring payments	18,937	16,275
Reserve account deposits	(15,159)	(27,327)
Extinguishment of debt	58,357	25,121

Free cash flow, as adjusted	$137,608	$107,390

Note: The sum of the earnings per share amounts may not equal the totals above due to rounding.

Pitney Bowes Inc.
Reconciliation of Reported Consolidated Results to Adjusted Results
(Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2014	2013

GAAP income from continuing operations
after income taxes, as reported	$41,872	$59,476
Restructuring charges	6,681	-
Extinguishment of debt	37,833	15,325
Income from continuing operations
after income taxes, as adjusted	86,386	74,801
Provision for income taxes, as adjusted	35,020	27,592
Preferred stock dividends of subsidiaries
attributable to noncontrolling interests	4,594	4,594
Income from continuing operations
before income taxes, as adjusted	126,000	106,987
Interest, net	43,717	48,010
Adjusted EBIT	169,717	154,997
Depreciation and amortization	43,741	50,532
Adjusted EBITDA	$213,458	$205,529

CONTACT:
Pitney Bowes Inc.
Editorial
Bill Hughes, 203-351-6785
Chief Communications Officer
or
Financial
Charles F. McBride, 203-351-6349
VP, Investor Relations
www.pitneybowes.com